Exhibit 99.1
Cerner Reports Second Quarter 2011 Results
Record Revenue and Bookings, Strong Earnings and Cash Flow
Raises Outlook for Year
KANSAS CITY, Mo. — July 28, 2011 — Cerner Corporation (Nasdaq: CERN) today announced results for the 2011 second quarter that ended July 2, 2011, delivering strong levels of bookings, revenue, earnings and cash flow.
Bookings in the second quarter of 2011 were $649.9 million, an increase of 39 percent compared to second quarter 2010 bookings of $467.8 million. Bookings were an all-time high for a second quarter and the second highest result in company history.
Second quarter revenue was $524.2 million, an increase of 15 percent compared to $456.0 million in the year-ago period.
On a Generally Accepted Accounting Principles (GAAP) basis, second quarter 2011 net earnings were $72.0 million and diluted earnings per share were $0.42. Second quarter 2010 GAAP net earnings were $55.5 million and diluted earnings per share were $0.33.
The number of shares and the per share amounts for all periods presented within reflect the two-for-one stock split effective June 24, 2011.
Adjusted (non-GAAP) Earnings
Adjusted second quarter 2011 net earnings were $76.1 million, an increase of 29 percent compared to $59.1 million of adjusted net earnings in the second quarter of 2010. Adjusted diluted earnings per share were $0.44 in the second quarter of 2011 compared to $0.35 of adjusted diluted earnings per share in the year-ago quarter. Analysts’ consensus estimate for second quarter 2011 adjusted diluted earnings per share was $0.43.
Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to net earnings. For more detail, please see the accompanying schedule, titled “Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.”
Adjusted second quarter 2011 and 2010 net earnings and diluted earnings per share exclude share-based compensation expense, which reduced second quarter 2011 net earnings and diluted earnings per share by $4.1 million and $0.02, respectively, and reduced second quarter 2010 net earnings and diluted earnings per share by $3.7 million and $0.02, respectively.
Other Second Quarter Highlights:
•	Second quarter cash collections of $509.0 million and operating cash flow of $122.1 million.
•	Second quarter free cash flow of $71.2 million, which is an all-time high level of free cash flow in a second quarter. Free cash flow is a non-GAAP financial measure defined as operating cash flow less capital expenditures and capitalized software. For more detail, please see the accompanying schedule, titled “Reconciliation of GAAP Operating Cash Flow to non-GAAP Free Cash Flow.”
•	Days sales outstanding of 88 days, which is the same as the year-ago quarter.
•	Total revenue backlog of $5.41 billion, up 21 percent over the year-ago quarter. This is comprised of $4.74 billion of contract backlog and $678.6 million of support and maintenance backlog.

“I am very pleased with our second quarter results,” said Neal Patterson, Cerner chairman, CEO, president and co-founder. “Our outstanding bookings, revenue, earnings, and cash flow performance are evidence of a very strong market and Cerner’s leadership position. We expect our market opportunity to remain robust for years to come as we benefit from demand driven by stimulus, health care reform, and other regulatory requirements, such as ICD-10 codes, that can be addressed with our solutions and services. We are also making ongoing investments in new solutions and services that strengthen our alignment with our existing clients and also allow us to address new large market segments, such as employers. We believe these investments will increase Cerner’s role in transforming health care while also fueling another wave of growth beyond stimulus,” Patterson said.
Future Period Guidance
Cerner currently expects:
•	Third quarter 2011 revenue between $520 million and $540 million.
•	Third quarter 2011 adjusted diluted earnings per share before share based compensation expense between $0.46 and $0.48.
•	Third quarter 2011 new business bookings between $560 million and $600 million.
•	Full-year 2011 revenue between $2.09 billion and $2.12 billion, up from a previous range of $2.07 billion to $2.12 billion.
•	Full-year 2011 adjusted diluted earnings per share before share-based compensation expense between $1.80 and $1.83, up from a prior range of $1.78 to $1.81.
•	Share based compensation expense to reduce diluted earnings per share by approximately $0.02 – $0.03 in the third quarter of 2011 and between $0.10 and $0.11 for the year.
Earnings Conference Call
Cerner will host an earnings conference call to provide additional detail on these results at 3:30 p.m. CT on July 28. The dial-in number for the conference call is (617) 213-8066; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 6:30 p.m. CT, July 28 through 11:59 p.m. CT, July 31. The dial-in number for the re-broadcast is (617) 801-6888; the passcode is 51684145.
An audio webcast will be available live and archived on Cerner’s website at www.cerner.com under the About Cerner section (click Investor Relations, then Presentations and Webcasts).
About Cerner
Cerner is transforming health care by eliminating error, variance and waste for health care providers and consumers around the world. Cerner® solutions optimize processes for health care organizations ranging in size from single-doctor practices, to health systems, to entire countries, for the pharmaceutical and medical device industries, employer health and wellness services industry and for the health care commerce system. These solutions are licensed by more than 9,000 facilities around the world, including approximately 2,600 hospitals; 3,500 physician practices covering more than 30,000 physicians; 500 ambulatory facilities, such as laboratories, ambulatory centers, cardiac facilities, radiology clinics and surgery centers; 800 home-health facilities; and 1,600 retail pharmacies. The trademarks, service marks and logos (collectively, the “Marks”) set forth herein are registered and unregistered trademarks and/or service marks owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook, and YouTube .
This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “expect,” “believe,” “guidance” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our non-U.S. operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; the potential for tax legislation initiatives that could adversely affect our tax position and/or challenges to our tax positions in the United States and non-U.S. countries; risks associated with our recruitment and retention of key personnel; risks related to our dependence on third party suppliers; risks inherent with business acquisitions; the potential for losses resulting from asset impairment charges; risks associated with the ongoing adverse financial market environment and uncertainty in global economic conditions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; volatility in the trading price of our common stock; and, our directors’ authority to issue preferred stock and the anti-takeover provisions in our corporate governance documents. Additional discussion of these and other risks, uncertainties and factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com
Media Contact: Kelli Christman, (816) 885-4342, kelli.christman@cerner.com
Cerner’s Internet Home Page: www.cerner.com
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CERNER CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the three and six months ended July 2, 2011 and July 3, 2010
(unaudited)

(In thousands, except per share data)	Three Months Ended		Six Months Ended
	2011 (1)	2010 (1)	2011 (1)	2010 (1)
Revenues
System sales	$157,145	$135,902	$297,524	$252,853
Support, maintenance and services	355,330	311,575	696,324	618,620
Reimbursed travel	11,748	8,524	22,039	15,865

Total revenues	524,223	456,001	1,015,887	887,338

Margin
System sales	95,258	83,039	177,538	155,162
Support, maintenance and services	330,483	294,751	649,187	585,881

Total margin	425,741	377,790	826,725	741,043

Operating expenses
Sales and client service	210,213	190,030	411,561	377,623
Software development	69,790	67,988	140,934	134,767
General and administrative	37,765	33,420	72,558	66,645

Total operating expenses	317,768	291,438	625,053	579,035

Operating earnings	107,973	86,352	201,672	162,008

Interest income	3,949	2,147	7,427	5,804
Interest expense	(1,074)	(1,726)	(2,576)	(3,600)
Other income (expense), net	5	(495)	40	(571)

Total other income (expense), net	2,880	(74)	4,891	1,633

Earnings before income taxes	110,853	86,278	206,563	163,641
Income taxes	(38,809)	(30,801)	(69,963)	(57,878)

Net earnings	$72,044	$55,477	$136,600	$105,763

Basic earnings per share	$0.43	$0.34	$0.81	$0.64

Basic weighted average shares outstanding	168,299	164,669	167,706	164,291

Diluted earnings per share	$0.42	$0.33	$0.79	$0.62

Diluted weighted average shares outstanding	173,591	170,673	173,128	170,447
Note 1: Operating expenses for the three and six months ended July 2, 2011 and July 3, 2010 include share-based compensation expense. The impact of this expense on net earnings is presented below:

	Three Months Ended		Six Months Ended
	2011	2010	2011	2010
Sales and client service	$2,550	$2,411	$5,836	$4,779
Software development	2,415	1,636	4,261	3,042
General and administrative	1,603	1,799	3,832	3,532

Total share-based compensation	6,568	5,846	13,929	11,353
Amount of related income tax benefit	(2,502)	(2,178)	(5,307)	(4,229)

Net impact on net earnings	$4,066	$3,668	$8,622	$7,124

Decrease to diluted earnings per share	$0.02	$0.02	$0.05	$0.04

CERNER CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS1
For the three and six months ended July 2, 2011 and July 3, 2010
(unaudited)
RECONCILIATION OF ADJUSTED NET EARNINGS AND ADJUSTED DILUTED EARNINGS PER SHARE TO GAAP NET EARNINGS AND DILUTED EARNINGS PER SHARE 1

	Three Months Ended		Six Months Ended
(In thousands, except per share data)	2011	2010	2011	2010
Net Earnings
Net earnings	$72,044	$55,477	$136,600	$105,763
Share-based compensation expense[2]	6,568	5,846	13,929	11,353
Income tax benefit of share-based compensation[2]	(2,502)	(2,178)	(5,307)	(4,229)

Adjusted net earnings (non-GAAP)	$76,110	$59,145	$145,222	$112,887

	Three Months Ended		Six Months Ended
	2011	2010	2011	2010
Diluted Earnings Per Share
Diluted earnings per share[2]	$0.42	$0.33	$0.79	$0.62
Share-based compensation expense (net of tax)[2]	0.02	0.02	0.05	0.04

Adjusted diluted earnings per share (non-GAAP)	$0.44	$0.35	$0.84	$0.66

RECONCILIATION OF GAAP OPERATING CASH FLOW TO NON-GAAP FREE CASH FLOW 1

(In thousands)	Three Months Ended		Six Months Ended
	2011	2010	2011	2010
Cash flows from operating activities	$122,127	$110,238	$248,628	$215,741
Capital purchases [3]	(30,305)	(23,903)	(51,677)	(56,011)
Capitalized software development costs [3]	(20,589)	(20,732)	(41,055)	(41,248)

Free cash flow (non-GAAP)	$71,233	$65,603	$155,896	$118,482

Note 1: The presentation of Adjusted Net Earnings and Free Cash Flow, non-GAAP financial measures, are not meant to be considered in isolation, nor as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings and Free Cash Flow may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. The Company believes that Adjusted Net Earnings and Free Cash Flow are important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.
Note 2: The Company provides earnings with and without share-based compensation expense because earnings excluding this expense is used by management along with GAAP results to analyze its business, make strategic decisions and for management compensation purposes.
Note 3: The Company provides cash flow with and without capital purchases and software development cost because operating cash flows excluding these expenditures is used by management along with GAAP results to analyze its earnings quality and overall cash generation of the business.

CERNER CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
As of July 2, 2011 (unaudited) and January 1, 2011
(In thousands)

	2011	2010
Assets

Cash and cash equivalents	$214,056	$214,511
Short-term investments	467,966	356,501
Receivables, net	504,290	476,905
Inventory	13,076	11,036
Prepaid expenses and other	105,197	83,272
Deferred income taxes	8,737	3,836

Total current assets	1,313,322	1,146,061

Property and equipment, net	497,770	498,829
Software development costs, net	247,709	244,848
Goodwill	189,194	161,374
Intangible assets, net	56,146	38,468
Long-term investments	329,990	264,467
Other assets	86,676	68,743

Total assets	$2,720,807	$2,422,790

Liabilities and Shareholders’ Equity
Accounts payable	$72,571	$65,035
Current installments of long-term debt	29,820	24,837
Deferred revenue	132,721	109,351
Accrued payroll and tax withholdings	90,908	86,921
Other accrued expenses	24,931	19,788

Total current liabilities	350,951	305,932

Long-term debt	84,871	67,923
Deferred income taxes and other liabilities	140,903	126,215
Deferred revenue	13,946	17,303

Total liabilities	590,671	517,373

Shareholders’ Equity
Common stock	1,689	1,681
Additional paid-in capital	689,190	616,972
Retained earnings	1,427,435	1,290,835
Accumulated other comprehensive income (loss), net	11,702	(4,191)

Total Cerner Corporation shareholders’ equity	2,130,016	1,905,297
Noncontrolling interest	120	120

Total shareholders’ equity	2,130,136	1,905,417

Total liabilities and shareholders’ equity	$2,720,807	$2,422,790